Exhibit 99.1

Argan, Inc. Acquires Atlantic Projects Company Limited

May 12, 2015 – ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) announced today that it has entered into a share purchase agreement to acquire Atlantic Projects Company Limited (“APC”) in exchange for a combination of cash and common stock of Argan, Inc. APC is a leading provider of construction and technical services for power generation, oil & gas, industrial and process industry customers worldwide. The transaction is expected to close by May 31, 2015.

Formed in Dublin, Ireland, over forty years ago, APC provides turbine, boiler and large rotating equipment installation, commissioning and outage services to original equipment manufacturers, EPC contractors and plant owners worldwide. The company has successfully completed projects in more than thirty countries on six continents. With APC offices in Hong Kong, Singapore and New York, this acquisition will expand Argan’s operations internationally.

APC will continue to operate under its own name and with its own management team as part of the Argan group of companies.

Argan’s CEO, Rainer Bosselmann said, “We are very excited about our investment in APC, whose industry expertise and geographic reach provide immediate value to our operations. This addition will allow us to expand in markets that offer tremendous opportunities.”

“We are delighted to have found in Argan a partner who shares our commitment to customer service, quality and innovation. By combining the technical and operational strengths of APC with the financial and management capabilities of Argan we will be able to expand and enhance the range of services and benefits that we provide to our clients,” said Philip Healy, Managing Director of APC.

About Argan, Inc. Argan’s primary business is designing and building energy plants through its Gemma Power Systems subsidiary. These energy plants include traditional gas as well as alternative energy including biodiesel, ethanol, and renewable energy sources such as biomass, wind and solar. Argan also owns Southern Maryland Cable, Inc. Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the Company’s ability to achieve its business strategy while effectively managing costs and expenses; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann	Cynthia Flanders
301.315.0027	301.315.0027